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                                                                   EXHIBIT 10.38




                           LOAN AND SECURITY AGREEMENT


                                     BETWEEN


                    KTI, INC., KTI ENVIRONMENTAL GROUP, INC.,
               KUHR TECHNOLOGIES INC., KTI LIMITED PARTNERS, INC.,
                      KTI OPERATIONS, INC. AND PERC, INC.,

                                   BORROWERS,

                                       AND

                              KEY BANK OF NEW YORK,

                                     LENDER.







DATED:  OCTOBER 29, 1996
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                                TABLE OF CONTENTS


ARTICLE 1.        DEFINITIONS............................................    1

ARTICLE 2.        THE REVOLVING LOAN.....................................    6
     2.1.         Advances...............................................    6
     2.2.         Manner of Borrowing....................................    6
     2.3.         Overadvances...........................................    6
     2.4.         Evidence of Borrower's Obligations.....................    6
     2.5.         Payments...............................................    7
     2.6.         Application of Payments and Collections................    7

ARTICLE 3.        LENDER'S COMPENSATION..................................    7
     3.1.         Interest...............................................    7
     3.2.         Underwriting Fee.......................................    7
     3.3.         Facility Fee...........................................    7
     3.4.         Computation of Interest and Fees.......................    7

ARTICLE 4.        APPLICATION OF PROCEEDS................................    8

ARTICLE 5.        SECURITY INTEREST IN COLLATERAL........................    8

ARTICLE 6.        RECOURSE TO SECURITY...................................    8

ARTICLE 7.        INDUCING REPRESENTATIONS...............................    8
     7.1.         Organization and Qualifications........................    8
     7.2.         Corporate Name and Address.............................    9
     7.3.         Subsidiaries...........................................    9
     7.4.         Legally Enforceable Agreement..........................    9
     7.5.         Solvent Financial Condition............................    9
     7.6.         Financial Statements...................................    9
     7.7.         Forecasts..............................................   10
     7.8.         Joint Ventures.........................................   10
     7.9.         Patents, Trademarks, Copyrights and Licenses...........   10
     7.10.        Existing Business Relationship.........................   10
     7.11.        Broker's Fees..........................................   10
     7.12.        Investment Company Act; Federal Reserve Board
                  Regulations...................                            10
     7.13.        Tax Returns............................................   11
     7.14.        Litigation.............................................   11
     7.15.        Penobscot Energy Recovery Company and Maine Energy
                  Recovery Company Limited Partnership...................   11
     7.16.        Power Purchase Contracts...............................   11
     7.17.        KTI Operations Operation and Maintenance Agreement.....   11


                                       (i)
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     7.18.        Receivables Locations................................  12
     7.19.        Existing Indebtedness................................  12
     7.20.        Existing Liens.......................................  12
     7.21.        Material Agreements..................................  12
     7.22.        Corporate Restrictions...............................  12
     7.23.        Survival of Representations and Warranties...........  12

ARTICLE 8.        FINANCIAL STATEMENTS AND INFORMATION;
                    CERTAIN NOTICES TO LENDER..........................  12
     8.1.         Financial Data.......................................  12
     8.2.         Projections..........................................  13
     8.3.         Notice of Event of Default and Other Adverse Business
                    Developments.......................................  13
     8.4.         Other Information....................................  14

ARTICLE 9.        ACCOUNTING...........................................  14

ARTICLE 10.       AFFIRMATIVE COVENANTS................................  15
     10.1.        Business and Existence...............................  15
     10.2.        Transactions with Affiliates.........................  15
     10.3.        Taxes................................................  15
     10.4.        Compliance with Laws.................................  15
     10.5.        Compliance with ERISA................................  15
     10.6.        Business Records.....................................  15
     10.7.        Litigation...........................................  15
     10.8.        Events of Default....................................  15
     10.9.        Name Change..........................................  15
     10.10.       Access to Books and Records..........................  16
     10.11.       Solvent..............................................  16
     10.12.       Compliance with Environmental Laws...................  16
     10.13.       Primary Deposit Accounts.............................  16
     10.13.       Revolving Loan Balances..............................  16

ARTICLE 11.       NEGATIVE COVENANTS...................................  16
     11.1.        Indebtedness.........................................  16
     11.2.        Guaranties...........................................  16
     11.3.        Mergers; Consolidations..............................  16
     11.4.        New Business.........................................  16
     11.5.        Sale or Disposition..................................  16
     11.6.        Acquisitions.........................................  17
     11.7.        Defaults.............................................  17
     11.8.        Loans................................................  17
     11.9.        Limitations on Liens.................................  17
     11.11.       Affiliate Transactions...............................  18


                             (ii)
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     11.12.       Borrower's Name and Offices..........................  18
     11.14.       Fiscal Year..........................................  18
     11.16.       Subsidiaries.........................................  18

ARTICLE 12.       FINANCIAL COVENANTS..................................  18
     12.1.        Minimum Current Ratio................................  18
     12.2.        Maximum Leverage Ratio...............................  19

ARTICLE 13.       FURTHER RIGHTS OF LENDER.............................  19
     13.1.        Lender's Right to Take Certain Actions...............  19
     13.2.        Lender's Rights to Perform Borrower's Obligations....  19
     13.3.        Lender's Right to Set-Off............................  19
     13.4.        Lender's Right of Inspection.........................  20

ARTICLE 14.       CONDITIONS PRECEDENT; CLOSING........................  20

ARTICLE 15.       TERM.................................................  21

ARTICLE 16.       EVENTS OF DEFAULT....................................  21
     16.1.        Defaults.............................................  22
     16.2.        Obligations Immediately Due..........................  22
     16.3.        Continuation of Security Interests...................  22

ARTICLE 17.       REMEDIES OF LENDER...................................  22
     17.1.        Rights Under Uniform Commercial Code.................  22
     17.2.        Waiver of Rights by Borrower.........................  23
     17.3.        Lender's Rights......................................  23
     17.4.        Borrower to Pay Costs................................  24

ARTICLE 18.       GENERAL PROVISIONS...................................  24
     18.1.        Rights Cumulative....................................  24
     18.2.        Successors and Assigns...............................  24
     18.3.        Notice...............................................  24
     18.4.        Strict Performance...................................  25
     18.5.        Waiver of Right to Jury Trial........................  26
     18.6.        Amendments...........................................  26
     18.7.        Waiver...............................................  26
     18.8.        Conflict of Laws.....................................  26
     18.9.        Expenses.............................................  27




                                      (iii)
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                                LIST OF EXHIBITS


EXHIBIT A                  Schedule of Receivables' Records' Locations

EXHIBIT B                  Schedule of Litigation

EXHIBIT C                  Form of Revolving Loan Note

EXHIBIT D                  List of Subsidiaries and Affiliates of Each Borrower

EXHIBIT E                  List of Existing Indebtedness of Each Borrower

EXHIBIT F                  Form of Pledge Agreement

EXHIBIT G                  Partnership Agreement for Penobscot Energy Recovery
                           Company, L.P.

EXHIBIT H                  Partnership Agreement for Maine Energy Recovery
                           Company, L.P.

EXHIBIT I List of Existing Power Purchase, Waste Handling and Additional Material Contracts


EXHIBIT J                  List of all Tradenames

EXHIBIT K                  List and Description of Borrowers' Joint Ventures

EXHIBIT L                  List of Existing Liens Affecting the Borrowers

EXHIBIT M                  Operation and Maintenance Agreement between Maine
                           Energy Recovery Company and KTI Operations, Inc.




                                      (iv)
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                           LOAN AND SECURITY AGREEMENT


         THIS LOAN AND SECURITY AGREEMENT made this 29th day of October, 1996, by and between KTI, INC., a New Jersey corporation with its principal office and place of business at 7000 Boulevard East, Guttenberg, New Jersey 07093 ("KTI"), KTI Environmental Group, Inc., a New Jersey corporation with its principal office and place of business at 7000 Boulevard East, Guttenberg, New Jersey 07093 ("KTI Environmental"), Kuhr Technologies Inc., a New Jersey corporation with its principal office and place of business at 7000 Boulevard East, Guttenberg, New Jersey 07093 ("Kuhr"), KTI Limited Partners, Inc., a Delaware corporation with its principal office and place of business at 7000 Boulevard East, Guttenberg, New Jersey 07093 ("KTI Limited"), KTI Operations, Inc., a Delaware corporation with its principal office and place of business at 7000 Boulevard East, Guttenberg, New Jersey 07093 ("KTI Operations") and PERC, INC., a Delaware corporation with its principal office and place of business at 7000 Boulevard East, Guttenberg, New Jersey 07093 ("PERC") (KTI, KTI Environmental, Kuhr, KTI Limited, KTI Operations and PERC referred to herein individually, as the "Borrower" and, collectively, as the "Borrowers"), and KEY BANK OF NEW YORK, a New York banking corporation, with its principal executive office and place of business at 66 South Pearl Street, Albany, New York 12207 (the "Lender").

                                    RECITALS:

         A. Borrowers have requested that Lender extend a One Million Dollar ($1,000,000.00) line of credit facility to provide Borrowers with continued working capital support.

         B. Lender is willing to provide Borrowers with a line of credit facility on the terms and conditions set forth herein.


                                   AGREEMENT:

         1. DEFINITIONS. As used herein, the following terms shall have the following meanings (terms defined in the singular to have the same meaning when used in the plural and vice versa):

         1.1. "Account Debtor" shall mean any Person who is or may become obligated under or on account of any Receivable.

         1.2. "Advance" shall mean any loan or advance by the Lender with respect to the Revolving Loan.

         1.3. "Affiliate" shall mean any Person: (i) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, any


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Borrower; (ii) which beneficially owns or holds 5% or more of any class of the
Voting Stock of any Borrower; or (iii) 5% or more of the Voting Stock (or in the case of a Person which is not a corporation, 5% or more of the equity interest) of which is beneficially owned or held by any Borrower. For purposes hereof, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of Voting Stock, by contract or otherwise.

         1.4. "Base Rate" shall mean the rate of interest set, determined or announced on a periodic basis by Lender as its "Base Rate" which rate of interest is not necessarily the lowest rate charged by Lender on loans and other credits which may be extended by Lender at rates both above and below the Base Rate.

         1.5. "Capital Expenditures" shall mean expenditures which are required to be capitalized in accordance with Generally Accepted Accounting Principles and shall include all payments in respect of Capital Leases and leasehold improvements.

         1.6. "Closing Date" shall mean the date on which all of the conditions precedent set forth in Section 14 are satisfied and the initial Advance is made hereunder.

         1.7. "Collateral" shall mean all of the Property and interests in Property described in Section 5 hereof, and all other personal Property of Borrower and interests of Borrower in personal Property that now or hereafter secures the payment and performance of any of the Obligations pursuant to any of the Loan Documents or otherwise.

         1.8. "Current Assets" shall mean at any date the amount at which all of the current assets of KTI would be properly classified as current assets on KTI's consolidated balance sheet at such date in accordance with Generally Accepted Accounting Principles.

         1.9. "Current Liabilities" shall mean at any date the amount at which all of the current liabilities of KTI would be properly classified as current liabilities on a consolidated balance sheet at such date in accordance with Generally Accepted Accounting Principles. Obligations to Lender under this Agreement in respect of the Revolving Loan shall be treated as Current Liabilities.

         1.10. "Current Ratio" shall mean, for any fiscal period of KTI, the ratio of (i) Current Assets for such period to (ii) Current Liabilities for such period.

         1.11. "Default" shall mean an event or condition the occurrence of which would, with the lapse of time or the giving of notice, or both, become an Event of Default.

         1.12. "Environment" shall mean any water or water vapor, any land including land surface or subsurface, air, fish, wildlife, biota and all other natural resources.

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         1.13. "Environmental Laws" shall mean all federal, state and local environmental, land use, zoning, health, chemical use, safety and sanitation laws, statutes, ordinances and codes relating to the protection of the Environment and/or governing use, storage, treatment, generation, transportation, processing, handling, production or disposal of hazardous substances and the rules, regulations, policies, guidelines, interpretations, decisions orders and directives of federal, state and local governmental agencies and authorities with respect thereto.

         1.14. "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

         1.15. "Events of Default" shall have the meaning set forth in Article 16 of this Agreement.

         1.16. "Generally Accepted Accounting Principles" shall mean generally accepted accounting principles consistently applied and maintained throughout the period indicated and consistent with the prior financial practice of the Borrowers and any predecessor, except for changes mandated by the Financial Accounting Standards Board or any similar accounting authority of comparable standing. Whenever any accounting term is used herein which is not otherwise defined, it shall be interpreted in accordance with Generally Accepted Accounting Principles.

         1.17. "Indebtedness" shall mean and include all obligations for borrowed money of any kind or nature, including funded and unfunded debt, contingent obligations under letters of credit, and all obligations for the acquisition or use of any fixed asset, including capitalized leases, or improvements which are payable over a period longer than one year, regardless of the term thereof or the person or persons to whom the same is payable.

         1.18. "Leverage Ratio" shall mean the ratio of Borrowers' (i) total Liabilities to (ii) Tangible Net Worth.

         1.19. "Liabilities" shall have the meaning given to that term in accordance with Generally Accepted Accounting Principles. Liabilities to Affiliates shall be treated as Liabilities except where excluded by consolidation in accordance with Generally Accepted Accounting Principles.

         1.20. "Lien" shall mean any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and including, but not limited to, the security interest, security title or lien arising from a security agreement, mortgage, deed of trust, deed to secure debt, encumbrance pledge, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. The term "Lien" shall include reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting Property. For the purpose of this Agreement, Borrowers shall be deemed to be the owners of any Property which it has acquired or holds subject to a conditional

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sale agreement or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes.

         1.21. "Loan" shall mean the loans and Advances made by the Lender hereunder, and shall include the Revolving Loan.

         1.22. "Loan Documents" shall mean all documents and instruments to be delivered by Borrowers under this Agreement or in connection with the Loan, as the same may be amended, modified or supplemented from time to time.

         1.23. "Maximum Amount of the Revolving Facility" shall mean One Million Dollars ($1,000,000.00).

         1.24. "Obligations" shall mean and include all loans (including the Loans), advances, debts, liabilities, obligations, covenants and duties owing by any Borrower to Lender (or to any entity under common control with Lender) of any kind or nature, present or future, whether or not evidenced by any note, guaranty or other instrument, whether arising under this Agreement, the Loan Documents or under any other agreement or by operation of law, whether or not for the payment of money, whether arising by reason of an extension of credit, opening, guaranteeing or confirming of a letter of credit, loan, guaranty, indemnification or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now due or hereafter arising and however acquired. The term includes, but without limitation, all interest, charges, expenses, commitment, facility, collateral management or other fees, attorneys' fees, and any other sum chargeable to any Borrower under this Agreement, the Loan Documents or any other agreement with Lender.

         1.25. "Person" shall mean an individual, partnership, corporation, limited liability company, joint venture, joint stock company, land trust, business trust or unincorporated organization, or a government or agency or political subdivision thereof.

         1.26. "Plan" means an employee benefit plan or other plan now or hereafter maintained for employees of any Borrower or any subsidiary and covered by Title IV of ERISA.

         1.27. "Property" shall mean any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

         1.28. "Purchase Money Indebtedness" means and includes (i) any Indebtedness (other than the Obligations) for the payment of all or any part of the purchase price of any fixed assets, (ii) any Indebtedness (other than the Obligations) incurred at the time of or within ten (10) days prior to or after the acquisition of any fixed assets for the purpose of financing all or any part of the purchase price thereof, and (iii) any renewals, extensions or refinancings thereof and any increases not greater than ten percent (10%) in the principal amounts thereof, outstanding at the time.

         1.29. "Receivables" shall mean and include all present and future accounts, contract rights, promissory notes, chattel paper, instruments and documents, bonds, certificates and policies of insurance and insurance proceeds, investment securities, notes, instruments and deposit accounts, book accounts, credits and reserves and all forms of obligations whatsoever owing, together with all instruments, all documents of title representing any of the foregoing, and all rights in any merchandise or goods which any of the same may represent, all files and records with respect to any collateral or security given by any Borrower to Lender, together with all right, title, security and guaranties with respect to each Receivable, including any right of stoppage in transit, whether now owned or hereafter created or acquired by any Borrower or in which any Borrower now has or hereafter acquires any interest.

         1.30. "Reportable Event" shall have the meaning assigned to that term in Title IV of ERISA.

         1.31. "Revolving Loan" shall mean the loan and Advances to be made by Lender to Borrower pursuant to Article 2 of this Agreement.

         1.32. "Revolving Loan Note" shall mean the promissory note substantially in the form annexed hereto as Exhibit "C", to be given by Borrowers to Lender to evidence the Revolving Loan.

         1.33. "Solvent" shall mean when used with respect to any Person, such Person (i) owns property the fair value of which is greater than the amount required to pay all of such Person's Indebtedness (including contingent debts),
(ii) owns property the present fair salable value of which is greater than the amount that will be required to pay the probable liabilities of such Person on its then existing Indebtedness as such become absolute and matured, (iii) is able to pay all of its Indebtedness as such Indebtedness matures, and (iv) has capital sufficient to carry on its then existing business.

         1.34.    "Tangible Net Worth" shall mean at any date a sum equal to:

                  (i) the consolidated stockholders' equity of KTI and its consolidated subsidiaries plus the amount reported by Maine Energy Recovery Company as "deferred revenue" on its balance sheet (net of any minority interests) as a result of the sale of electric power capacity to Central Maine Power Company pursuant to a power purchase agreement dated May 3, 1996,

                                      MINUS

                  (ii) the amount (to the extent reflected in determining such consolidated stockholders' equity) of (i) all investments in unconsolidated subsidiaries, (ii) all unamortized debt discount and expense, unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, organization or developmental expenses of other intangible items; provided, however, that in no event shall KTI's

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         investment in PERC be treated as including an amount determined in accordance with this paragraph.

         1.35. "This Agreement" shall include all amendments, modifications and supplements and shall refer to this Agreement as the same may be in effect at the time such reference becomes operative.

         1.36. "Voting Stock" shall mean securities of any class or classes of a corporation the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the corporate directors (or Persons performing similar functions).

         2. THE REVOLVING LOAN.

         2.1. Advances. For so long as no Default or Event of Default exists, Lender, in its sole discretion, shall lend to Borrowers on the request of any Borrower a sum equal up to the Maximum Amount of the Revolving Loan. A determination of whether to make any requested Advance shall be within Lender's sole discretion. The outstanding principal balance of the Revolving Loan shall be payable on demand. The above provisions and certain other provisions of this Agreement are intended to set forth the manner of computation of certain limitations of the amounts which the Lender intends to loan or advance to Borrower but neither the Lender's discretionary right to make additional loans and advances to Borrower nor the security interests, liens or mortgages granted to Lender in any collateral shall in any way be limited by any such provision or by the type or types of collateral utilized in making any such computation.

         2.2. Manner of Borrowing. The Borrowers shall give Lender telephonic notice (promptly confirmed in writing, if Lender so requests) of each Advance requested by it not later than 12:00 noon (prevailing time) on the date such Advance is to be made. Providing no Event of Default has occurred, Lender shall make such Advance on such date by transferring the amount thereof in immediately available funds for credit to such account (other than a payroll account) at a bank in the United States as the Borrower may specify. Lender shall not be responsible for any failure of any amount so transferred to be credited to any such account, unless such failure is due to Lender's gross negligence or willful misconduct.

         2.3. Overadvances. Borrowers acknowledge that Lender has advised it that Lender does not presently intend to permit Borrowers to incur Obligations at any time in a principal amount exceeding the Maximum Amount of the Revolving Loan. However, it is agreed that should Obligations of Borrowers to Lender incurred under the Revolving Loan or otherwise exceed that figure or any other limitation herein set forth, all such obligations shall nevertheless constitute Obligations under this Agreement and shall be entitled to the benefit of all security and protection under this Agreement and all Loan Documents.

         2.4. Evidence of Borrowers' Obligations. Borrowers' obligation to pay the principal of, and interest on, the Revolving Loan shall be evidenced by the Revolving Loan Note, executed by Borrowers and delivered to Lender on the date hereof, in the form of Exhibit "C" hereto.

         2.5. Payments. All payments with respect to the Obligations shall be made by Borrowers to Lender in U.S. currency and without any defense, offset or counterclaim of any kind, at 66 South Pearl Street, Albany, New York by noon (Albany, New York time) on the date when due. Whenever any payment to be made shall otherwise be due on a day that is not a business day, such payment shall be made on the next succeeding business day and such extension of time shall be included in computing interest in connection with any such payment. Lender is hereby authorized, in its sole and absolute discretion from time to time (and without regard to whether or not a Default or Event of Default exists) to charge any account of Borrowers maintained with Lender for each payment of any of the Obligations as they become due.

         2.6. Application of Payments and Collections. Borrowers irrevocably waive the right to direct the application of any and all payments and collections at any time or times hereafter received by Lender from or on behalf of Borrowers and Borrowers do hereby irrevocably agree that Lender shall have the continuing exclusive right to apply and reapply any and all such payments and collections received at any time or times hereafter by Lender against the Obligations, in such manner as Lender may deem advisable, notwithstanding any entry by Lender upon any of its books and records. Credit will be given to Borrowers for funds received during business hours one (1) business day after receipt thereof by Lender conditional upon final collection.

         3. LENDER'S COMPENSATION.

         3.1. Interest. Borrowers shall pay interest monthly on the first day of each month for the preceding month, commencing November 1, 1996, on the average daily unpaid principal amount of the Revolving Loan, at a fluctuating rate which is equal to the Base Rate plus one quarter percent (1/4%). On and after the occurrence of an Event of Default hereunder, Borrowers shall pay interest on all Obligations due to Lender at a fluctuating rate which is equal to the Base Rate plus three and one-quarter percent (3 1/4%). In no event shall any interest to be paid hereunder or under any Loan Document exceed the maximum rate permitted by law.

         3.2. Underwriting Fee. Borrowers shall pay Lender on the Closing Date an underwriting fee in the amount of Five Thousand Dollars ($5,000.00).

         3.3. Facility Fee. Borrowers shall pay Lender on the Closing Date a facility fee in the amount of Two Thousand Five Hundred Dollars ($2,500.00).

         3.4. Computation of Interest and Fees. All interest and fees hereunder shall be computed on the basis of a year consisting of three hundred sixty (360) days for the number of days actually elapsed and may be charged by Lender to any account of Borrowers with Lender or any Affiliate of Lender.


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         4. APPLICATION OF PROCEEDS. The proceeds of the Loan shall be used solely by Borrowers as working capital needed in the normal operation of Borrowers' businesses. Any advance of loan proceeds by any Borrower to any Affiliate (other than a Borrower) shall be deemed an Event of Default hereunder.

         5. SECURITY INTEREST IN COLLATERAL. To secure the prompt payment and performance of all of Borrowers' Obligations to Lender, Borrowers jointly and severally transfer and assign to Lender and grant Lender, subject to those Liens specifically described on Exhibit "E" attached, a first priority Lien on and first security interest in all of the following Property and interests in Property of Borrowers, whether now owned or existing or hereafter created, acquired or arising and wheresoever located:

         (A)      All Receivables;

         (B) All monies or other Property of any kind, now or at any time or times hereafter, in the possession or under the control of Lender or any entity under common control with Lender or any representative, agent or correspondent of Lender;

         (C) All of the issued and outstanding capital stock, or other equity interest, as the case may be, of any first level subsidiary of any of the Borrowers. Such security shall be evidenced by the execution and deliver of pledge agreements in substantially the form of Exhibit "F" attached;

         (D) All accessions to, substitutions for and all replacements, products and cash and non-cash proceeds of (A), (B), and (C) above, including, without limitation, proceeds of and unearned premiums with respect to insurance policies insuring any of the Collateral and claims against any Person for loss of, damage to, or destruction of any or all of the Collateral; and

         (E) All books and records (including, without limitation, customer lists, credit files, computer programs, printouts and other computer materials and records) of Borrowers pertaining to any of (A), (B), (C) and (D) above.

         6. RECOURSE TO SECURITY. Recourse to security shall not be required for any Obligation hereunder upon the occurrence and during the continuance of any Event of Default. The Lender shall not be required to exercise any remedy granted hereunder with respect to the Collateral as a condition of enforcing its rights against the Borrowers.

         7. INDUCING REPRESENTATIONS. In order to induce Lender to make the Loan, Borrowers jointly and severally make the following representations and warranties to Lender:

         7.1. Organization and Qualifications. Each of KTI, KTI Environmental, and Kuhr is a corporation duly organized and existing under the laws of the State of New Jersey. Each of


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
KTI Limited, KTI Operations and PERC is a corporation duly organized and existing under the laws of the State of Delaware. Each Borrower is qualified to do business in every jurisdiction where the nature of its business requires it to be so qualified and where failure to so qualify might materially affect its business or assets.

         7.2. Corporate Name and Address. Other than as listed on Exhibit "J", during the preceding five (5) years, no Borrower has been known as or used any corporate, fictitious or trade names. Borrowers' executive offices are at the addresses set forth above.

         7.3. Subsidiaries. Other than as listed on Exhibit "D" hereto, no Borrower has any subsidiaries or Affiliates (not including individuals). Exhibit "D" also contains, as of the date hereof, an organizational chart of the Borrowers and their Affiliates, accurately reflecting, among other things, all equity interests owned by each in any Borrower or their Affiliates. All Affiliates listed on Exhibit "D" are either limited partnerships, corporations or limited liability companies duly organized and existing under the laws of the state designated on such chart as their respective states of incorporation or organization, as the case may be.

         7.4. Legally Enforceable Agreement. The execution, delivery and performance of this Agreement, and each and all of the other Loan Documents and all and any other instruments and documents to be delivered by Borrowers or their Affiliates hereunder and the creation of all Liens, mortgages and security interests provided for herein are within each Borrower's corporate power, have been duly authorized by all necessary or proper corporate action (including the consent of shareholders where required), are not in contravention of any agreement or indenture to which any Borrower is a party or by which it is bound, or of the Certificate of Incorporation or By-Laws of any Borrower, and to the best of each Borrower's knowledge are not in contravention of any provision of law and the same do not require the consent or approval of any governmental body, agency, authority or any other person which has not been obtained and a copy thereof furnished to Lender.

         7.5. Solvent Financial Condition. Each Borrower is Solvent.

         7.6. Financial Statements. The consolidated balance sheet and income statements of KTI as of December 31, 1995, certified by KTI's regularly retained certified public accountants, and the internally prepared consolidated balance sheet as of June 30, 1996 of KTI, and consolidated income statement for the period ending June 30, 1996 of KTI, copies of which have been delivered to Lender, fairly present its financial condition and results of operations as relevant and as of such dates and there have been no material adverse changes since such dates. To the best of KTI's knowledge, after due investigation by KTI, as of December 31, 1995, KTI had no contingent liabilities, liabilities for taxes, unusual forward or long-term commitments, or unrealized or unanticipated losses from any unfavorable commitments which were not disclosed in such December 31, 1995 financial statements or the notes thereto which either individually or in the aggregate would be material.

         7.7. Forecasts. Prior to the Closing Date, KTI shall deliver to Lender forecasted financial statements consisting of consolidated balance sheets, cash flow statements and income statements together with appropriate supporting details and a statement of the underlying assumptions, ranges and limitations (the "Forecasts"). Such Forecasts shall cover the one-year period commencing on January 1, 1997 and be prepared on a monthly basis. Such shall be prepared in good faith and, subject to the limitations and uncertainties inherent in trying to project future economic and business trends or results, shall represent the good faith opinion of KTI and its senior management and have a reasonable basis. The Forecasts shall indicate all material assumptions used in preparing such Forecasts, including the issuance of preferred or common stock, the disposition of Datafocus, and the acquisition of other entities or additional ownership in existing subsidiaries or Affiliates.

         7.8. Joint Ventures. Other than as listed and described on Exhibit "K", no Borrower is engaged in any joint venture or partnership with any other person.

         7.9. Patents, Trademarks, Copyrights and Licenses. Each Borrower owns or possesses all the patents, trademarks, service marks, trade names, copyrights and licenses necessary for the present and planned future conduct of its business without any known material conflict with the rights of others.

         7.10. Existing Business Relationship. There exists no actual or threatened termination, cancellation or limitation of, or any materially adverse modification or change in, the business relationship of any Borrower with any customer or group of customers whose purchases individually or in the aggregate are material to the operations of any Borrower, or with any material supplier (other than in the ordinary course of business where one supplier is replaced by another offering terms not materially different to Borrower).

         7.11. Broker's Fees. No broker's or finder's fees or commissions will be payable by Borrower to any person in connection with the transactions contemplated by this Agreement.

         7.12. Investment Company Act: Federal Reserve Board Regulations. No Borrower is an "investment company", or an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company", as such terms are defined in the Investment Company Act of 1940, as amended (15 U.S.C.
Sections 80(a)(1), et seq.). The makings of the Loan hereunder by Lender, the application of the proceeds and repayment thereof by the Borrowers and the performance of the transactions contemplated by this Agreement will not violate any provision of said Act, or any rule, regulation or order issued by the Securities and Exchange Commission thereunder. No Borrower owns any margin security as that term is defined in Regulation U of the Board of Governors of the Federal Reserve System and the proceeds of the borrowings made pursuant to this Agreement will be used only for the purposes contemplated hereunder. None of the proceeds will be used, directly or indirectly, for the purpose of purchasing or carrying any margin security or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry margin security or for any other purpose which might constitute any of the loans under this Agreement a "purpose credit" within the meaning of said

Regulation U or Regulations G or X of the Federal Reserve Board. No Borrower will take, or permit any agent acting on its behalf to take, any action which might cause this Agreement or any document or instrument delivered pursuant hereto to violate any regulation of the Federal Reserve Board.

         7.13. Tax Returns. Borrowers have filed all tax returns (Federal, State or local) required to be filed to date and paid all taxes shown thereon to be due including interest and penalties or has provided adequate reserves therefor. No assessments have been made against any Borrower by any taxing authority nor has any penalty or deficiency been made by any such authority. No Federal income tax return of any Borrower is presently being examined by the Internal Revenue Service nor are the results of any prior examination by the Internal Revenue Service or any State or local tax authority being contested by any Borrower.

         7.14. Litigation. Other than as described on Exhibit "B" attached hereto, no action or proceeding which, if adversely decided, would materially affect or impair any Borrower's business or financial condition, is now pending or, to the knowledge of any Borrower, is threatened against any Borrower at law, in equity or otherwise, before any court, board, commission, agency or instrumentality of the Federal or State government or of any municipal government or any agency or subdivision thereof, or before any arbitrator or panel of arbitrators and no Borrower has accepted liability for any such action or proceeding. There is no proceeding pending before any governmental agency (Federal, State or local) and, to the best of each Borrower's knowledge, no investigation has been commenced before any such government agency the effect of which, if adversely decided, would materially affect or impair any Borrower's business or financial condition.

         7.15. Penobscot Energy Recovery Company, L.P. and Maine Energy Recovery Company, L.P. Exhibit "G" and "H" contain, respectively, the limited partnership agreements of Penobscot Energy Recovery Company ("Penobscot Energy") and Maine Energy Recovery Company Limited Partnership ("Maine Energy"), including all amendments thereto. Both Penobscot Energy and Maine Energy are limited partnerships duly organized and existing under the laws of Maine, and each are qualified to do business in every jurisdiction where the nature of their businesses require them to be so qualified and where failure to so qualify might materially affect their respective businesses or assets.

         7.16. Power Purchase Contracts. Exhibit "I" contains a list of all existing power purchase, waste handling and similar contracts entered into by Penobscot Energy and Maine Energy, providing information regarding such contracts in such form as may be required by Lender.

         7.17. KTI Operations Operation and Maintenance Agreement. Exhibit "M" contains a copy of the current Operation and Maintenance Agreement between Maine Energy Recovery Company and KTI Operations, including all amendments thereto.

         7.18. Receivables Locations. Annexed hereto as Exhibit "A" is a list showing all places at which the Borrowers maintain, or will maintain, records relating to Receivables.

         7.19. Existing Indebtedness. No Borrower has any existing Indebtedness other than described on Exhibit "E."

         7.20. Existing Liens. No Borrower is subject to any Lien other than those described on Exhibit "L."

         7.21. Material Agreement. No Borrower is in default under any contract, lease, loan, indenture, mortgage, security agreement or other material agreement or obligation to which it is a party or by which any of its properties are bound.

         7.22. Corporate Restrictions. No Borrower is a party to any indenture, agreement, instrument or lease or subject to any charter by-law or other corporate restriction materially and adversely affecting the business, operations, properties or assets of any Borrower.

         7.23. Survival of Representations and Warranties. Borrowers jointly and severally covenant, warrant and represent to Lender that all representations and warranties of Borrowers contained in this Agreement or any of the other Loan Documents shall be true at the time of each Borrower's execution of this Agreement and the other Loan Documents, and Lender's right to bring an action for breach of any such representation or warranty or to exercise any remedy hereunder based upon the breach of such representation or warranty shall survive the execution, delivery and acceptance hereof by the Lender and the closing of the transactions described herein or related hereto.

         8. FINANCIAL STATEMENTS AND INFORMATION; CERTAIN NOTICES TO LENDER. So long as Borrowers shall have any Obligation to Lender under this Agreement, they shall deliver or cause to be delivered to Lender:

         8.1. Financial Data.

                  (i) Quarterly Financial Data. As soon as practicable and in any event within forty-five (45) days after the end of the first three quarters of each fiscal year, commencing with the fiscal quarter ending September 30, 1996, an unaudited consolidated and consolidating balance sheet of KTI and unaudited consolidated and consolidating statement of operations and cash flow for KTI reflecting results of operations from the beginning of KTI's fiscal year to the end of such quarter and for such quarter, fairly presenting the financial condition and results of operations of KTI as of the applicable dates and for the applicable periods and prepared in accordance with GAAP applied on a consistent basis with prior practices (except as otherwise stated therein and except that such statements need not contain all footnotes), subject to changes resulting from normal year-end and audit adjustments, setting forth in each case in comparative form consolidated and consolidating figures for such periods and for the corresponding periods in the preceding fiscal year and certified by the chief financial officer of KTI, subject to changes for year-end and audit adjustments; (ii) as soon as practicable, and in any event upon the earlier of (A) the filing by KTI of its report on Form 10-K with the Securities and Exchange Commission or (B) one hundred five (105) days after the end of each fiscal year, audited consolidated and unaudited consolidating balance sheets of KTI as at the end of such year, setting forth in each case in comparative form corresponding figures from the budget referred to in clause (iii) hereof and from the preceding annual audit, all in reasonable detail, and, in the case of such consolidated financial statements, examined by independent public accountants of recognized national standing selected by KTI, whose report shall state that the scope of the examination was made in accordance with GAAP; (iii) not later than 30 days prior to the commencement of each upcoming fiscal year of KTI, beginning with the fiscal year commencing January 1, 1997, the annual budget of KTI presenting monthly and annual information on a consolidated and consolidating basis; (iv) at the time of the delivery of the financial statements required by clauses (i) and (ii) of this Section 8.1, a certificate of the chief financial officer of KTI (A) to the effect that to the best knowledge of KTI there exists no Event of Default, or if such Event of Default exists, specifying the nature thereof, the period of existence thereof and the action KTI proposes to take with respect thereto, and (B) also setting forth the calculations required to establish whether KTI is in compliance with Section 12; (v) as soon as available, any written report pertaining to material deficiencies in respect of KTI's internal control matters submitted to KTI by KTI's independent accountants in connection with each annual or interim special audit of the financial condition of KTI made by such independent public accountants and, upon a request by Lender, a written statement prepared by the chief financial officer of KTI summarizing the actions that KTI proposes to take in response thereto; (vi) with reasonable promptness, such other financial information, or information respecting results of operations, business or prospects of KTI, as Lender may reasonably request.

         8.2. Projections. Not more than thirty (30) days following the end of each fiscal year of Borrowers, projections prepared by Borrowers consisting of projected balance sheets, cash flow statements, and profit and loss statements, on a monthly basis for each of the forthcoming twelve months, together with such appropriate supporting details and statements of assumptions as Lender may reasonably request;

         8.3. Notice of Event of Default and Other Adverse Business Developments. Within five (5) days after becoming aware of the existence of a Default or any Event of Default under this Agreement or after becoming aware of any developments or other information which more likely than not would materially or adversely affect its properties, business, prospects, profits or condition (financial or otherwise) or its ability to perform this Agreement, including, without limitation, the following:

         (i) any substantial dispute that may arise between any Borrower and any governmental regulatory body or law enforcement authority, including any action by the

         United States Securities and Exchange Commission and any action relating to any tax liability of any Borrower;

         (ii) all litigation commenced against any Borrower where the amount claimed in any one suit or action is $100,000.00 or more and all litigation where the amount claimed in the aggregate is $100,000.00 or more except when the same is fully covered by insurance and the insurer accepts liability therefor;

         (iii) any labor controversy resulting in or threatening to result in a strike or work stoppage against any Borrower;

         (iv) any proposal by any public authority to acquire the assets or business of any Borrower;

         (v) any proposed or actual change of any Borrower's name, identity or corporate structure; and

         (vi) any other matter which has resulted or may result in a material adverse change in any Borrower's financial condition or operations.

         In each case, such Borrower will provide Lender with telephonic or telegraphic notice specifying and describing the nature of such Event of Default or development or information, and such anticipated effect, which telephonic or telegraphic notice shall be promptly confirmed in writing within five (5) days; and

         8.4. Other Information. Such other information respecting the financial condition of any Borrower or any property of any Borrower in which Lender may have a Lien as Lender may, from time to time, reasonably request. Each Borrower authorizes Lender, upon the occurrence and during the continuance of an Event of Default and upon reasonable notice to Borrowers, to communicate directly with the Borrowers' independent certified public accountants and authorizes those accountants to disclose to Lender any and all financial statements and other information of any kind that they may have with respect to the Borrowers and their business and financial and other affairs. Lender shall treat information so obtained as confidential. Borrowers shall deliver a letter addressed to such accountants instructing them to comply with the provisions of this Section .

         9. ACCOUNTING. Lender will account monthly to Borrowers. Each and every account shall be deemed final, binding and conclusive upon the Borrower in all respects, as to all matters reflected therein, unless Borrowers, within thirty
(30) business days after the date the account was rendered, delivers to Lender written notice of any objections which it may have to any such account and in that event only those items expressly objected to in such notice shall be deemed to be disputed by Borrowers.

         10. AFFIRMATIVE COVENANTS. Borrowers jointly and severally represent and warrant that, so long as any Borrower shall have any Obligation to Lender hereunder, it will:

         10.1. Business and Existence. Preserve and maintain its separate corporate existence and rights, privileges and franchises in connection herewith. Each Borrower will transact business in its own name and will invoice all Receivables in its own name;

         10.2. Transactions with Affiliates. Wherever it engages in transactions with any of its Affiliates conduct the same on an arms-length basis or other basis more favorable to Borrowers;

         10.3. Taxes. Pay and discharge all taxes, assessments, government charges and levies imposed upon it, its income or its profits or upon any property belonging to it prior to the date on which penalties attach thereto, except where the same may be contested in good faith by appropriate proceedings;

         10.4. Compliance With Laws. Comply with all Federal, State or local laws and regulations regarding the collection, payment and deposit of employees' income, unemployment and Social Security taxes;

         10.5. Compliance With ERISA. Comply with all applicable provisions of ERISA and the Internal Revenue Code of 1986, as amended (the "Code"). No Borrower will engage in any transaction which would subject it to tax, penalty or liability for prohibited transactions imposed by ERISA or the Code;

         10.6. Business Records. Keep adequate records and books of account with respect to its business activities in which proper entries are made in accordance with sound bookkeeping practices reflecting all financial transactions of each Borrower;

         10.7. Litigation. Give Lender prompt notice of any suit at law or in equity against itself involving money or property valued in excess of One Hundred Thousand Dollars ($100,000.00) except where the same is fully covered by insurance and the insurer accepts liability therefor, or any investigation or proceeding before or by any administrative or governmental agency the effect of which would be to limit materially, prohibit or restrict the manner in which the Borrower presently conducts its business or to declare any substance contained in any product manufactured or distributed by any Borrower to be dangerous; and

         10.8. Events of Default. Borrower shall provide Lender within five (5) days after Borrower becomes aware of the existence of an Event of Default with telephonic or telegraphic notice specifying the nature of such default.

         10.9. Name Change. Provide Lender with written notice of any change of name or the creation of any subsidiary.

         10.10. Access to Books and Records. Provide Lender with such reports and with such access to each Borrower's books and records as Lender deems reasonably necessary to enable Lender to monitor this credit facility.

         10.11. Solvent. Borrower shall continue to be Solvent.

         10.12. Compliance With Environmental Laws. Comply in all material respects with all applicable Environmental Laws.

         10.13. Primary Deposit Accounts. Unless otherwise approved by Lender, in writing, maintain each Borrower's primary depository accounts, if any, with Lender.

         10.14. Revolving Loan Balances. Cause the outstanding principal balance of the Revolving Loan to be zero for a period of not less than thirty (30) consecutive days each year.

         11. NEGATIVE COVENANTS. So long as any Borrower shall have any Obligation to Lender hereunder and unless Lender has first consented thereto in writing, no Borrower will:

         11.1. Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except Obligations to Lender, Indebtedness for Capital Expenditures, trade debt incurred in the ordinary course of Borrowers' business, and existing Indebtedness described on Exhibit "E" (as well as any renewals, extensions or refinancings of such Indebtedness and any increases not greater than ten percent (10%) in the principal amounts thereof, outstanding at the time).

         11.2. Guaranties. Assume, guarantee or endorse or otherwise become directly or contingently liable in connection with any other liability of any other person, firm or corporation without Lender's prior written consent, which shall not be unreasonably withheld, provided, however, that the foregoing shall not prohibit the endorsement of negotiable instruments for deposit or collection and similar transactions in the ordinary course of business;

         11.3. Mergers; Consolidations. Except for the transactions expressly provided in Section 6.1(c) in the Note Purchase Agreement dated as of October 23, 1996 between KTI and Wexford KTI LLC by Wexford, merge into or consolidate with any other entity nor acquire all or any substantial part of the properties of any Person without Lender's prior written consent, which shall not be unreasonably withheld;

         11.4. New Business. Enter into any new business other than its present business without Lender's prior written consent, which shall not be unreasonably withheld;

         11.5. Sale or Disposition. Sell or dispose of any assets (as that term is defined in accordance with Generally Accepted Accounting Principles) in excess of a total amount of Fifty Thousand Dollars ($50,000.00) in any calendar year or grant any Person an option to acquire any such assets;

         11.6. Acquisitions. Acquire or commit or agree to acquire all or any material portion of the stock, securities or assets of any other Person without Lender's prior written consent, which shall not be unreasonably withheld;

         11.7. Defaults. Permit any landlord, mortgagee, trustee under deed of trust or lienholder to declare a default under any lease, mortgage, deed of trust or lien on real estate owned or leased by any Borrower, which default remains uncured for a period in excess of thirty (30) days from its occurrence or if such default is of a nature that it cannot with due diligence be cured within thirty (30) days, if any Borrower shall fail to commence to cure such default within such thirty (30) days period and thereafter prosecute to such cure diligently;

         11.8. Loans. Make any loan or advance or extend any credit in amounts exceeding, individually, or in the aggregate, one hundred thousand dollars ($100,000.00) (except in the ordinary course of business) to any Person (whether or not an Affiliate of any Borrower) or make any investment in any Person or its securities; or enter into any management agreement with any Person other than employment contracts entered into in the regular course of its business;

         11.9. Limitations on Liens. Suffer any Lien, encumbrance, mortgage or security interest on any of its property, except:

                  (a) Liens at any time granted in favor of Lender;

                  (b) Liens for taxes (excluding any Lien imposed pursuant to any of the provisions of ERISA) not yet due or being contested, but only if such Lien does not affect adversely Lender's rights or the priority of Lender's Liens in any of the collateral;

                  (c) Liens securing the claims or demands of materialmen, mechanics, carriers, warehousemen, landlords and other like Persons for labor, materials, supplies or rentals incurred in the ordinary course of Borrowers' business, but only if the payment thereof is not at the time required and only if such Liens are junior in priority to the Liens in favor of Lender;

                  (d) Liens resulting from deposits made in the ordinary course of business in connection with workmen's compensation, unemployment insurance, social security and other like laws;

                  (e) attachment, judgment and other similar non-tax Liens (excluding liens in favor of any governmental entity arising under or in connection with any environmental law or regulation) arising in connection with court proceedings, but only if and for so long as the execution or other enforcement of such Liens is and continues to be effectively stayed and bonded on appeal in a manner satisfactory to Lender for the full amount thereof, the validity and amount of the claims secured thereby are being actively contested in good faith and by appropriate lawful proceedings, such Liens do not, in the aggregate, materially detract from the value of the property of any Borrower or materially impair the use thereof in the operation of Borrowers' business and such Liens are and remain junior in priority to the Liens in favor of Lender;

                  (f) reservations, exceptions, easements, rights of way, and other similar consensual encumbrances affecting real Property, provided that, in Lender's reasonable judgment, they do not in the aggregate materially detract from the value of said Properties or materially interfere with their use in the ordinary conduct of Borrower's business;

                  (g) such other Liens as appear on Exhibit "L" attached hereto;

                  (h) Liens in respect of Purchase Money Indebtedness granted to the vendor or person financing the vendor of Equipment so long as the Lien granted is limited to the specific Equipment so acquired and the debt secured by the Lien is the unpaid balance of the acquisition cost of the specific Equipment on which the Lien is granted and the transaction does not violate any other provision of this Agreement; and

                  (i) such other Liens as Lender may hereafter approve in writing.

         11.10. Affiliate Transactions. (i) Divest itself of any material assets by (x) transferring them to any existing subsidiary or any future subsidiary to whose existence Lender may hereafter have consented or (y) by entering into a partnership, joint venture, or similar arrangement, or (ii) make any material change in its capital structure or enter into any management contract permitting a third party management rights with respect to any Borrower's business;

         11.11. Borrowers' Name and Offices. Transfer its executive offices or change its corporate name or maintain records (including computer printouts and programs) with respect to Receivables or keep Inventory or Equipment at any locations other than those at which the same are presently kept or maintained, except with Lender's prior written consent and after the delivery to Lender of financing statements in form satisfactory to Lender. If such financing statements shall be delivered, Lender will not unreasonably withhold its consent;

         11.12. Fiscal Year. Change its fiscal year.

         11.13. Subsidiaries. Create any subsidiary or permit itself to become a subsidiary of any other Person without Lender's prior written consent, which shall not be unreasonably withheld.

         12. FINANCIAL COVENANTS. KTI covenants that it shall for the fiscal year ending December 31, 1996:

         12.1. Minimum Current Ratio. Maintain a Current Ratio of not less than
2.0 to 1.0.

         12.2. Maximum Leverage Ratio. Maintain a Leverage Ratio not greater than 2.0 to 1.0.


         13. FURTHER RIGHTS OF LENDER.

         13.1. Lender's Right to Take Certain Actions. Each Borrower shall do all reasonable things and shall deliver all reasonable instruments requested by Lender to protect or perfect any security interest, mortgage or lien given hereunder including, without limitation, financing statements under the Uniform Commercial Code and all documents and instruments necessary under the Federal Assignment of Claims Act. Lender may examine, inspect and copy or make extracts from all property and all books and records of Borrowers at any time during regular business hours. Borrower authorizes Lender to execute alone any financing statement or other documents or instruments that Lender may require to perfect, protect or establish any Lien or security interest hereunder and further authorizes Lender to sign each Borrower's name on the same. Upon the occurrence and during the continuation of any Event of Default, each Borrower appoints such person or persons as Lender may designate as its attorney-in-fact to endorse the name of Borrower on any checks, notes, drafts or other forms of payment or security that may come into the possession of either Lender or any Affiliate of Lender, to sign each Borrower's name on invoices or bills of lading, drafts against customers, notice of assignment, verifications and schedules and, generally, to do all things necessary to carry out this Agreement. The powers granted herein, being coupled with an interest, are irrevocable, and each Borrower approves and ratifies all acts of the attorney-in-fact. Neither the Lender nor the attorney-in-fact shall be liable for any act or omission, error in judgment or mistake of law so long as the same is not malicious or grossly negligent.

         13.2. Lender's Right to Perform Borrowers' Obligations. In the event that any Borrower shall fail to pay any tax, assessment, government charge or levy (unless any Borrower has contested and is diligently prosecuting a claim with respect to any such tax, assessment, government charge of levy), except as the same may be otherwise permitted hereunder, or in the event that any lien, encumbrance or security interest prohibited hereby shall not be paid in full or discharged, or in the event that any Borrower shall fail to perform or comply with any other covenant, promise or Obligation to Lender hereunder or under any Loan Document, Lender may, but shall not be required to, perform, pay, satisfy, discharge or bond the same for the account of Borrowers, and all monies so paid by Lender, including reasonable attorneys' fees, shall be treated as an advance hereunder to Borrowers.

         13.3. Lender's Right of Set-Off. Lender may, at any time upon the occurrence and during the continuance of an Event of Default hereunder which Lender, in its reasonable judgment, deems material and without any further notice to Borrowers (such notice being expressly waived), set-off or apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, or any other indebtedness at any time owing by Lender or any Affiliate of Lender or any participant in Lender's loans to Borrowers to or for the credit or the account of Borrowers against any Obligation irrespective of whether any demand has been made hereunder or whether such Obligation is mature. The rights given hereunder are cumulative with all of the other rights and remedies of Lender, including other rights of set-off, under this or any Agreement or by operation of law or otherwise and shall also constitute a security interest in such deposits. Lender shall promptly notify Borrowers of any such set-off and application but failure so to do shall not affect the validity of such set-off.

         13.4. Lender's Right of Inspection. At any time and from time to time,
(a) after the occurrence of any Event of Default or (b) with Borrower's consent, which shall not be unreasonably withheld, Lender or any agents or representatives of Lender, upon reasonable notice to Borrowers (unless an Event of Default shall have occurred hereunder, in which event no notice to Borrowers shall be required) may examine and make copies of and abstracts from the records and books of account of, and visit and inspect the properties (including, but without limitation, the locations of the Equipment) of, Borrowers and discuss the affairs, finances and accounts of Borrowers with any of its officers, employees, directors and accountants.

         14. CONDITIONS PRECEDENT; CLOSING. As conditions precedent to the making of any loan or Advance hereunder, Borrowers shall deliver to Lender, or shall cause to be delivered to Lender, the following documents duly executed and in form satisfactory to Lender and its counsel;

                  (a) the Revolving Loan Note and each of the other Loan Documents duly executed and delivered by the appropriate parties thereto;

                  (b) Copies of all filing receipts or acknowledgements issued by any governmental authority to evidence any filing or recordation necessary to perfect the Liens of Lender in the Collateral and evidence in a form acceptable to Lender that such Liens constitute valid and perfected first priority security interests and Liens;

                  (c) Appropriate corporate resolutions of the Board of Directors of each Borrower;

                  (d) A closing certificate executed by the Chief Executive Officer and Chief Financial Officer of KTI certifying that (i) the representations and warranties set forth in this Agreement are true and correct in all material respects on and as of such date, (ii) there has been no material adverse change in the financial conditions of KTI since September 30, 1996, and (iii) on such date no Event of Default has occurred or is continuing.

                  (e) The letter to accountants required by Section 8.5 of this Agreement;

                  (f) The favorable written opinion of McDermott, Will & Emery, counsel to the Borrowers, in form and substance satisfactory to Lender;

                  (g) The favorable written opinion of Robert E. Wetzel, in-house counsel to the Borrowers, in form and substance satisfactory to Lender;

                  (h) A copy of each Borrower's Certificate of Incorporation and By-Laws, and all amendments thereto;

                  (i) A Good Standing Certificate issued by the Secretary of State of each jurisdiction where the conduct of any Borrower's business activities or the ownership of its Properties necessitates qualification; and

                  (j) Such other documents, instruments, agreements, and information as Lender or its counsel shall reasonably request.

         15. TERM. This Agreement shall terminate on June 30, 1997.

         16. EVENTS OF DEFAULT.

         16.1. Defaults. Upon the happening of any of the following Events of
         Default:

                  (a) if any of the Borrowers shall fail to make payment when due of any Obligation under this Agreement or any Loan Document; or

                  (b) if any of the Borrowers shall fail to comply with any term, condition, covenant, warranty or representation of or in this Agreement, any other Loan Document or any other agreement between Lender and the Borrower and such failure continues for a period in excess of thirty (30) days after notice thereof is given by Lender to Borrower; or

                  (c) if any Borrower shall cease to be Solvent, make an assignment for the benefit of its creditors, call a meeting of its creditors to obtain any general financial accommodation, suspend business or if any case under any provision of the Bankruptcy Code, including provisions for reorganizations, shall be commenced by or against Borrower, unless such case is dismissed within thirty (30) days of the date of its commencement; or

                  (d) if any statement or representation contained in any financial statement or certificate delivered by any Borrower to Lender shall be willfully and materially false when made and Lender reasonably believes that such statement or representation affects the creditworthiness of any Borrower; or

                  (e) if any federal tax lien of more than Twenty-Five Thousand Dollars ($25,000.00) is filed of record against any Borrower and is not bonded or discharged within ten (10) days; or

                  (f) if Borrowers' independent public accountants shall refuse to deliver any opinion required by this Agreement; or

                  (g) if a receiver shall be appointed for all or any material portion of the assets of any Borrower and the same shall not have been discharged within sixty (60) days; or

                  (h) if a judgment for more than Fifty Thousand Dollars ($50,000.00) shall be entered against any Borrower and shall not be stayed, vacated, bonded, paid or discharged within sixty (60) days except a judgment where the claim is covered by insurance and the insurance company has accepted liability therefor; or

                  (i) upon the happening of any Reportable Event which Lender in good faith determines might constitute grounds for the termination of any Plan, or if a trustee shall be appointed by an appropriate United States District Court or other court of administrative tribunal to administer any Plan, or if the Pension Benefit Guaranty Corporation shall institute proceedings to terminate any Plan or to appoint a trustee to administer any Plan; or

                  (j) upon the occurrence and continuance of any condition which, in the Lender's reasonable opinion, has or may have a material adverse effect on the business, prospects or financial condition of any Borrower, then and in any such event, Lender may terminate this Agreement without prior notice or demand to Borrowers or may demand payment of all Obligations (whether otherwise then payable on demand or not) without terminating this Agreement and shall, in any event, be under no further responsibility to extend any credit or afford any financial accommodation to Borrowers, whether under this Agreement or otherwise.

         16.2. Obligations Immediately Due. Upon the effective date of termination for any reason, all of Borrowers' Obligations to Lender, including but not limited to the Revolving Loan, shall immediately become due and payable without further notice or demand.

         16.3. Continuation of Security Interests. Notwithstanding any termination, until all Obligations of Borrower shall have been fully paid and satisfied, Lender shall retain all security in and title to all existing and future Receivables, and other collateral held by it hereunder or under any other agreement and Borrowers shall continue to assign Receivables to Lender and continue to turn over collections to it.

         17. REMEDIES OF LENDER.

         17.1. Rights Under Uniform Commercial Code. Upon the occurrence of any Event of Default which Lender, in its judgment, deems to be material or upon any termination of this Agreement following an Event of Default which Lender, in its reasonable judgment, deems to be material, then Lender shall have, in addition to all of its other rights under this Agreement or otherwise (which rights shall be cumulative), all of the rights and remedies of a secured party under the Uniform Commercial Code and shall have the right to enter upon any premises where the Collateral is kept and peacefully retake possession thereof. Lender may, without demand, advertising or notice all of which Borrowers hereby waive (except as the same may be required by law), sell, lease, dispose of, deliver and grant options to a third party to purchase, lease or otherwise dispose of any and all Receivables or other security or Collateral held by it or for its account at any time or times in one or more public or private sales or other dispositions, for cash, on credit or otherwise, as such prices and upon such terms as Lender, in its sole reasonable discretion, deems advisable. Notice of any public sale shall be sufficient if it describes the security or Collateral to be sold in general terms, stating the amounts thereof, the nature of the business in which such Collateral was created and the location and nature of the properties covered by the other security interests or mortgages and the prior liens thereon, and is published at least once in The Times Union or The Wall Street Journal, not less than five (5) business days prior to the date of sale. If The Times Union or The Wall Street Journal are not then being published, publication may be made in lieu thereof in any newspaper then being circulated in the City of Albany, New York which the Lender may elect. All requirements of reasonable notice under this Article shall be met if such notice is mailed via certified or registered, postage prepaid, to Borrowers at their address set forth above or such other address as they may have, in writing, provided to Lender, at least five (5) days before the time of such sale or disposition. Lender may, if it deems it reasonable, postpone or adjourn any sale of any Collateral from time to time by an announcement at the time and place of the sale to be so postponed or adjourned without being required to give a new notice of sale, provided, however, that Lender shall provide Borrowers with written notice of the time and place of such postponed or adjourned sale. Lender may be the purchaser at any such sale if it is public, and payment may be made, in whole or in part, in respect of such purchase price by the application of Obligations due from Borrowers to Lender. Borrowers shall be obligated for, and the proceeds of sale shall be applied first to, the costs of retaking, refurbishing, storing, guarding, insuring, preparing for sale, and selling the collateral, including the fees and disbursements of attorneys, auctioneers, appraisers and accountants employed by Lender. Proceeds shall then be applied to the payment in whatever order Lender may elect, of all Obligations of the Borrowers. Lender shall immediately return any excess to the Borrowers and Borrowers shall remain liable for any deficiency.

         17.2. Waiver of Rights by Borrowers. Except as may be otherwise specifically provided herein or in any other agreement between Lender and Borrowers which may be applicable, Borrowers waive, to the extent permitted by law, any bonds, security or sureties required by any statute, rule or otherwise by law as an incident to any taking of possession by Lender of Property subject to Lender's Lien. Upon the occurrence and during the continuance of an Event of Default, Borrowers also consent that Lender may enter upon any premises owned by or leased to it without obligation to pay rent or for use and occupancy, through self help, without judicial process and without having first given notice to Borrowers or obtained an order of any court. These waivers and all other waivers provided for in this Agreement and any other agreements or instruments executed in connection herewith have been negotiated by the parties.

         17.3. Lender's Rights. Borrowers agree that Lender shall not have any obligation to preserve rights to any Collateral against prior parties or to marshall any Collateral of any kind for the benefit of any other creditor of Borrowers or any other person. Upon the occurrence and during the continuance of any Event of Default which Lender, in its reasonable judgment, deems material, Lender is hereby granted a license or other right to use, without charge, Borrowers' labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and Borrowers' rights under all licenses and any franchise, sales or distribution agreements shall inure to Lender's benefit for such purpose.

         17.4. Borrowers to Pay Costs. Borrowers agree that (a) after the occurrence of an Event of Default or (b) in the event that Borrowers request that Lender take, consider taking or forbear from taking any action, whether under this Agreement or otherwise, it shall pay all reasonable costs and expenses which may be incurred by Lender, including but not limited to the costs and expenses of amending, implementing, perfecting, collecting, defending, declaring, monitoring and enforcing Lender's rights, security interests and Collateral hereunder or under any instrument or agreement delivered in connection herewith, including, but not limited to, searches and filings at all times, and Lender's reasonable attorneys' fees (regardless of whether any litigation is commenced, whether default is declared hereunder, and regardless of tribunal or jurisdiction).

         18. GENERAL PROVISIONS.

         18.1. Rights Cumulative. Lender's rights and remedies under this Agreement shall be cumulative and non-exclusive of any other rights or remedies which it may have under any other agreement or instrument, by operation of law or otherwise.

         18.2. Successors and Assigns. This Agreement is entered into for the benefit of the parties hereto and their successors and assigns. It shall be binding upon and shall inure to the benefit of the said parties, their successors and assigns.

         18.3. Notice. Wherever this Agreement provides for notice to either party (except as expressly provided to the contrary), it shall be given by messenger, electronic transmission, telegram or certified or registered mail, return receipt requested, effective when received by the corporate party to whom addressed, and shall be addressed as follows, or to such other address as the party affected may hereafter designate.

         If to Lender:              Key Bank of New York
                                    66 South Pearl Street
                                    Albany, New York  12207
                                    Attention: John Stewart, Vice President

         With a copy to:            Patrick K. Greene, Esq.
                                    Crane, Kelley, Greene & Parente
                                    90 State Street, Suite 1500
                                    Albany, New York  12207

         If to Borrower:            KTI, INC.
                                    7000 Boulevard East
                                    Guttenberg, New Jersey 07093
                                    Attention:  Robert E. Wetzel, Esq.

                                    KTI Environmental Group, Inc.
                                    7000 Boulevard East
                                    Guttenberg, New Jersey 07093
                                    Attention:  Robert E. Wetzel, Esq.

                                    Kuhr Technologies Inc.
                                    7000 Boulevard East
                                    Guttenberg, New Jersey 07093
                                    Attention:  Robert E. Wetzel, Esq.

                                    KTI Limited Partners, Inc.
                                    7000 Boulevard East
                                    Guttenberg, New Jersey 07093
                                    Attention:  Robert E. Wetzel, Esq.

                                    KTI Operations, Inc.
                                    7000 Boulevard East
                                    Guttenberg, New Jersey 07093
                                    Attention:  Robert E. Wetzel, Esq.

                                    PERC, Inc.
                                    7000 Boulevard East
                                    Guttenberg, New Jersey 07093
                                    Attention:  Robert E. Wetzel, Esq.

         With a copy to:            Brian Hoffman, Esq.
                                    McDermott, Will & Emery
                                    50 Rockefeller Plaza
                                    New York, NY  10020-5400

         18.4. Strict Performance. The failure, at any time or times hereafter, to require strict performance by Borrowers of any provision of this Agreement shall not waive, affect or diminish any right of Lender thereafter to demand strict compliance and performance therewith. Any suspension or waiver by Lender of any Event of Default by Borrowers under this Agreement or any of the other Loan Documents shall not suspend, waive or affect any other Event of Default by Borrowers under this Agreement or any of the other Loan Documents, whether the same is prior or subsequent thereto and whether of the same or a different type.

         18.5. WAIVER OF RIGHT TO JURY TRIAL. BORROWERS JOINTLY AND SEVERALLY WAIVE THE RIGHT TO TRIAL BY JURY IN THE EVENT OF ANY ACTION, SUIT, PROCEEDING, COUNTERCLAIM OR OTHER LITIGATION TO WHICH THE LENDER AND ANY BORROWER ARE PARTIES IN RESPECT OF ANY MATTER ARISING UNDER THIS AGREEMENT OR ANY OTHER MATTER INVOLVING BORROWERS AND LENDER, WHETHER OR NOT OTHER PERSONS ARE ALSO PARTIES THERETO. BORROWERS ACKNOWLEDGE THAT THE FOREGOING WAIVER IS A MATERIAL INDUCEMENT TO LENDER'S ENTERING INTO THIS AGREEMENT AND THAT LENDER IS RELYING ON THE FOREGOING WAIVER IN ITS FUTURE DEALINGS WITH BORROWERS. BORROWERS REPRESENT AND WARRANT THAT THEY HAVE REVIEWED THIS JURY WAIVER PROVISION WITH THEIR LEGAL COUNSEL, AND HAS MADE THIS WAIVER KNOWINGLY AND VOLUNTARILY.

         18.6. Amendments. This Agreement and the other agreements to which it refers constitute the complete agreement between the parties with respect to the subject matter and may not be changed, modified, waived, amended or terminated orally, but only by a writing signed by the party to be charged.

         18.7. Waiver. Upon the occurrence and during the continuance of any Event of Default, Borrowers waive presentment, protest, notice of dishonor and notice of protest upon any instrument on which it may be liable to Lender as maker, endorser, guarantor or otherwise.

         18.8. Conflict of Laws. This Agreement shall be deemed to have been made in Albany, New York, and shall be governed by and construed in accordance with the internal laws of the State of New York; provided, however, that if any of the Collateral shall be located in any jurisdiction other than New York, the laws of such jurisdiction shall govern the method, manner and procedure for foreclosure of Lenders' lien upon such Collateral and the enforcement of Lenders' other remedies in respect of such Collateral to the extent that the laws of such jurisdiction are different from or inconsistent with the laws of New York. As part of the consideration for new value received, and regardless of any present or future domicile or principal place of business of any Borrower or Lender, Borrowers hereby consent and agree that any court in Albany County, New York, or at Lender's option, the United States District Court for the Northern District of New York, shall have jurisdiction to hear and determine any claims or disputes between Borrowers and Lender pertaining to this Agreement or to any matter arising out of or related to this Agreement; provided, however, Lender may, at its option, commence any action, suit or proceeding in any other appropriate forum or jurisdiction to obtain possession of or foreclose upon any Collateral, to obtain equitable relief or to enforce any judgment or order obtained by Lender against Borrowers or with respect to any Collateral, to enforce any other right or remedy under this Agreement or to obtain any other relief deemed appropriate by Lender. Borrowers expressly submit and consent in advance to such jurisdiction in any action or suit commenced in any such court, and Borrowers hereby waive any objection which Borrowers may have based upon lack of personal jurisdiction, improper venue or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court.

         18.9. Expenses. If, at any time or times prior or subsequent to the date hereof, regardless of whether or not an Event of Default then exists or any of the transactions contemplated hereunder are concluded, Lender employs counsel for advice or other representation, or incurs legal expenses or other costs or out-of-pocket expenses in connection with: (A) the negotiation and preparation of this Agreement or any of the other Loan Documents, any amendment of or modification of this Agreement or any of the other Loan Documents; (B) the administration of this Agreement or any of the other Loan Documents and the transactions contemplated hereby and thereby; (C) periodic audits and appraisals performed by Lender; (D) any litigation, contest, dispute, suit, proceeding or action (whether instituted by Lender, Borrowers or any other Person) in any way relating to the Collateral, this Agreement or any of the other Loan Documents or Borrowers' affairs; (E) any attempt to enforce any rights or remedies of Lender against any Borrower or any other Person which may be obligated to Lender by virtue of this Agreement or any of the other Loan Documents, including, without limitation, the Account Debtors; or (F) any attempt to inspect, verify, protect, preserve, restore, collect, sell, liquidate or otherwise dispose of or realize upon the Collateral; then, in any such event, the reasonable attorneys' fees arising from such services and all reasonable expenses, costs, charges and other reasonable fees of such counsel of Lender or relating to any of the events or actions described in this Section shall be payable by Borrowers to Lender, and shall be additional Obligations hereunder secured by the Collateral. Additionally, if any taxes (excluding taxes imposed upon or measured by the net income of Lender, but including any intangibles tax, stamp tax or recording tax) shall be payable on account of the execution or delivery of this Agreement, or the execution, delivery, issuance or recording of any of the other Loan Documents, or the creation of any of the Obligations hereunder, by reason of any existing or hereafter enacted federal or state statute, Borrowers will pay (or will promptly reimburse Lender for the payment of) all such taxes, including, but not limited to, any interest and penalties thereon, and will indemnify and hold Lender harmless from and against liability in connection therewith.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers thereunto duly authorized on the day and year first above written.

                                                KTI, INC.


                                                By: /s/ Martin J. Sergi
                                                    ------------------------
                                                Name: Martin J. Sergi
                                                Title: President

                                                KTI ENVIRONMENTAL GROUP, INC.



                                                By: /s/ Martin J. Sergi
                                                    ------------------------
                                                Name: Martin J. Sergi
                                                Title: President

                                                KUHR TECHNOLOGIES INC.


                                                By: /s/ Martin J. Sergi
                                                    ------------------------
                                                Name: Martin J. Sergi
                                                Title: President

                                                KTI LIMITED PARTNERS, INC.



                                                By: /s/ Martin J. Sergi
                                                    ------------------------
                                                Name: Martin J. Sergi
                                                Title: President


                                                KTI OPERATIONS, INC.


                                                By: /s/ Martin J. Sergi
                                                    ------------------------
                                                Name: Martin J. Sergi
                                                Title: President


                                                PERC, INC.



                                                By: /s/ Martin J. Sergi
                                                    ------------------------
                                                Name: Martin J. Sergi
                                                Title: President


                                                KEY BANK OF NEW YORK


                                                By: /s/ John Stewart
                                                    ------------------------
                                                Name: John Stewart
                                                Title: Vice President

STATE OF NEW JERSEY                 )ss.:
COUNTY OF HUDSON                    )

         On this 29th day of October, 1996, before me personally came Martin J. Sergi, to me known, who being by me duly sworn, did depose and say that he resides at 17 Ridge Road, Denville, N.J., that he is the President of KTI, Inc., the corporation described in, and which executed the above instrument; and that he signed his name thereto by like order of the Board of Directors of said corporation.


                                                         /s/ Francis J. Elenio
                                                         ---------------------
                                                              Notary Public

                                                 FRANCIS J. ELENIO
                                             NOTARY PUBLIC OF NEW JERSEY
                                            My Commission Expires Sept. 25, 2000


STATE OF NEW JERSEY                 )ss.:
COUNTY OF HUDSON                    )

         On this 29th day of October, 1996, before me personally came Martin J. Sergi, to me known, who being by me duly sworn, did depose and say that he resides at 17 Ridge Road, Denville, N.J., that he is the President of KTI Environmental Group, Inc., the corporation described in, and which executed the above instrument; and that he signed his name thereto by like order of the Board of Directors of said corporation.

                                                         /s/ Francis J. Elenio
                                                         ---------------------
                                                              Notary Public

                                                 FRANCIS J. ELENIO
                                             NOTARY PUBLIC OF NEW JERSEY
                                            My Commission Expires Sept. 25, 2000






STATE OF NEW JERSEY                 )ss.:
COUNTY OF HUDSON                    )

         On this 29th day of October, 1996, before me personally came Martin J. Sergi, to me known, who being by me duly sworn, did depose and say that he resides at 17 Ridge Road, Denville, N.J., that he is the President of Kuhr Technologies Inc., the corporation described in, and which executed the above instrument; and that he signed his name thereto by like order of the Board of Directors of said corporation.


                                                         /s/ Francis J. Elenio
                                                         ---------------------
                                                              Notary Public


                                                 FRANCIS J. ELENIO
                                             NOTARY PUBLIC OF NEW JERSEY
                                            My Commission Expires Sept. 25, 2000

STATE OF NEW JERSEY                 )ss.:
COUNTY OF HUDSON                    )

         On this 29th day of October, 1996, before me personally came Martin J. Sergi, to me known, who being by me duly sworn, did depose and say that he resides at 17 Ridge Road, Denville, N.J., that he is the President of KTI Limited Partners, Inc., the corporation described in, and which executed the above instrument; and that he signed his name thereto by like order of the Board of Directors of said corporation.

                                                          /s/ Francis J. Elenio
                                                         ---------------------
                                                              Notary Public

                                                 FRANCIS J. ELENIO
                                             NOTARY PUBLIC OF NEW JERSEY
                                            My Commission Expires Sept. 25, 2000


STATE OF NEW JERSEY                 )ss.:
COUNTY OF HUDSON                    )

         On this 29th day of October, 1996, before me personally came Martin J. Sergi, to me known, who being by me duly sworn, did depose and say that he resides at 17 Ridge Road, Denville, N.J., that he is the President of KTI Operations, Inc., the corporation described in, and which executed the above instrument; and that he signed his name thereto by like order of the Board of Directors of said corporation.


                                                         /s/ Francis J. Elenio
                                                         ---------------------
                                                              Notary Public


                                                 FRANCIS J. ELENIO
                                             NOTARY PUBLIC OF NEW JERSEY
                                            My Commission Expires Sept. 25, 2000



STATE OF NEW JERSEY                 )ss.:
COUNTY OF HUDSON                    )

         On this 29th day of October, 1996, before me personally came Martin J. Sergi, to me known, who being by me duly sworn, did depose and say that he resides at 17 Ridge Road, Denville, N.J., that he is the President of PERC, Inc., the corporation described in, and which executed the above instrument; and that he signed his name thereto by like order of the Board of Directors of said corporation.



                                                         /s/ Francis J. Elenio
                                                         ---------------------
                                                              Notary Public

                                                 FRANCIS J. ELENIO
                                             NOTARY PUBLIC OF NEW JERSEY
                                            My Commission Expires Sept. 25, 2000

STATE OF NEW JERSEY                 )ss.:
COUNTY OF HUDSON                    )

         On this 29th day of October, 1996, before me personally came John Stewart, to me known, who being by me duly sworn, did depose and say that he resides at _________________, New York, that he is the Vice President of Key Bank of New York, the corporation described in, and which executed the above instrument; and that he signed his name thereto by like order of the Board of Directors of said corporation.


                                                           --------------------
                                                              Notary Public